Exhibit 99.1
Zix Corporation Announces First Quarter 2007 Financial Results
Company revises mid-year and year-end cash forecasts upward
DALLAS — May 8, 2007 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the first quarter ended March 31, 2007. ZixCorp recorded first quarter revenues of $5.4 million and a net loss of $1.6 million for the quarter, or $0.03 per share, compared with revenues of $3.9 million, and a net loss of $6.9 million, or $0.14 per share, in the corresponding quarter in 2006. Total cash and cash equivalents as of March 31, 2007 were $12.5 million, including $1.7 million of restricted cash.
“As previously reported, Q1 was a tremendous quarter for ZixCorp with respect to cash consumption. Our first quarter ending cash balance was significantly ahead of our guidance range, driven by higher than expected customer collections, and the cash burn rate was the lowest in Company history. While some of these collections came from payments originally projected for Q2, which will lead to an increase in net cash consumption for the second quarter, our overall cash utilization for the first half of this year will be well ahead of previously issued guidance,” said Rick Spurr, ZixCorp’s chief executive officer. “Revenues for the first quarter also exceeded guidance, driven by better than expected performance by our e-Prescribing business. Moreover, we maintained our record level of company-wide gross margin from the previous quarter, despite losing some non-recurring, but high margin e-Prescribing revenue from Q4. We sustained this record level due to the continued strength in our Email Encryption business, which achieved a 70 percent gross margin for the first time ever.”
Corporate Highlights
•	The Company’s first quarter 2007 revenues of $5.4 million were only slightly below the previous quarter’s record level of $5.5 million, and this Q1 result is up 38 percent over the comparable quarter in 2006 and ahead of previously-issued guidance for the quarter of $4.9 to $5.1 million
•	The Company’s first quarter ending cash balance of $12.5 million was also well ahead of our guidance range of $11.0 to $11.3 million
•	Driven by higher than forecasted cash collections from customers, the $332,000 cash burn is a significant improvement over the $6.1 million cash consumed in Q1 2006

•	The Company restructured its $3.0 million note with sanofi-aventis originally due in March 2007. The Company entered into a new agreement in which sanofi-aventis U.S. Inc. was issued 700,000 unrestricted shares of ZixCorp common stock. In addition, ZixCorp will pay eight quarterly cash installments of $200,000 each, beginning in April 2008. ZixCorp also issued a five-year warrant for 145,853 shares at an exercise price of $4.48 per share.
Business Highlights
e-Prescribing
•	e-Prescribing revenue for first quarter 2007 was $1.5 million, up 159 percent when compared to the corresponding quarter in 2006
•	ZixCorp announced its participation in a multi-payor and statewide health care industry initiative in the state of Illinois with the goal of improving patient safety through e-prescribing technology. In addition to a full sponsorship for each prescriber’s deployment and first year of service, the Illinois contract also contains a $1 per qualified e-script transaction fee beginning in the first year and going forward, the majority of which will go to ZixCorp to cover on-going annual prescriber licenses and other costs associated with providing the service. The remainder of these transaction fees will be used to fund future deployments of additional prescribers, creating a self-perpetuating expansion model.
•	The Company reinforced its e-prescribing leadership position as its PocketScript® solution earned GoldRx™ status from SureScripts®, which signifies that physician software and service providers meet a number of benchmarks for “live” customer deployments
•	The Company’s longest running e-Prescribing program, the eRx Collaborative, announced that during its third successful year of e-prescribing in Massachusetts, more than 4.5 million electronic prescriptions were transmitted through Collaborative prescribers. The program averaged 375,000 electronic prescriptions transmitted each month and increased prescription volume 73 percent from 2005, thus leading the industry with 7.8 million total electronic prescriptions sent to date by the program’s prescribers
•	The Company announced that Independence Blue Cross (IBC) has expanded its e-prescribing contract with ZixCorp for an additional 350 physicians based on ZixCorp’s earlier success with IBC’s e-prescribing pilot
•	ZixCorp completed 507 deployments for the quarter and the quarterly e-script count continues to increase with 1.76 million e-scripts in Q1 2007, which was 50 percent above the amount in Q1 2006

Email Encryption:
•	Email Encryption revenue for Q1 2007 was $3.9 million, up 18 percent when compared to Q1 2006
•	Total orders for the first quarter were $5.2 million, one of the highest in company history and an increase of 28percent over Q1 2006. Of this amount, $1.4 million were new first-year orders.
•	ZixCorp announced that the ZixDirectory™, the core of the Company’s encryption service offering, hit a new milestone, hosting the public keys for more than seven million email recipients during first quarter 2007
•	The Company announced the Federal Deposit Insurance Corporation (FDIC) will be using the Company’s Email Encryption Service to communicate securely with the other financial regulators
•	The Company announced its newest service offering, ZixConnect™, a managed Transport Layer Security protocol (TLS) service designed specifically for secure financial communications with federal banking regulators, banks and other financial institutions
•	ZixCorp continued to increase its strong presence in the financial services market, with more than 400 financial institution customers using the Company’s Email Encryption Service at the close of the first quarter
Financial Highlights
Revenues: Revenues were $5.4 million in the first quarter 2007, which was a 38 percent increase over the first quarter 2006 and a near-record for quarterly revenues for the Company, second only to Q4 2006. The Company’s Email Encryption business increased quarterly revenue by 18 percent over the corresponding period in 2006, while e-Prescribing increased quarterly revenue by 159 percent over the same period. Email Encryption’s rise was due to the revenue growth inherent in a successful subscription model with steady additions to the subscriber base coupled with a high rate of renewing existing customers. The e-Prescribing revenues increased principally from increased transaction/usage-based fees, continued billable deployments throughout 2006 and in the first quarter of 2007, and renewals by payor/sponsors. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $27.9 million on March 31, 2007.

Revenues by Product First Quarter 2007 — 2006

	Three Months Ended March 31,		Variance
	2007	2006
Email Encryption	$3,934,000	$3,333,000	$601,000	18%
e-Prescribing	1,453,000	562,000	891,000	159%

Total revenues	$5,387,000	$3,895,000	$1,492,000	38%

Gross Margin: Company-wide gross margin was $2.5 million (47 percent of revenue) for the first quarter 2007. The gross margin contribution from the Email Encryption business was $2.7 million or a record 70 percent, while the gross margin for e-Prescribing was negative $0.2 million in the quarter. The Company-wide gross margin for the same period in 2006 was $0.5 million or 13 percent of revenue, which was comprised of $1.9 million in Email Encryption and negative $1.4 million for e-Prescribing. The gross margin improvement from Email Encryption was driven by continued revenue growth on a largely fixed cost structure for delivering this service, while the improvement in e-Prescribing was driven primarily by the combination of revenue growth and lower costs as a result of the cost-cutting efforts completed in 2006.
R&D and SG&A Expenditures: In the first quarter 2007, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses decreased by $2.1 million when compared with the same period in 2006, representing a decrease of 26 percent. Spending for these areas declined primarily as a result of cost-cutting measures completed in 2006.
Cash Utilization: Cash and cash equivalents as of March 31, 2007 were $12.5 million, including $1.7 million of restricted cash resulting primarily from the restructuring of the note with sanofi-aventis. Net cash utilization for the first quarter 2007 totaled $332,000, compared with net cash utilization for the first quarter of 2006 of $6.1 million. The year-over-year improvement of $5.8 million in net operating cash utilization came from the combination of increased cash receipts and decreased cash spending. The reductions in cash spending from operations are principally due to the Company’s 2006 cost cutting measures.
Outlook: The Company forecasts revenue for the second quarter to be between $5.0 and $5.3 million. e-Prescribing deployments are expected to be between 500 and 550 prescribers for the second quarter. The ending total cash balance for the second quarter is projected to be between $11.3 and $11.5 million. The net projected $1.3 to $1.5 million cash burn for the first half of 2007 is significantly lower than the Company’s previously estimated cash burn of $3.0 million. Consequently, the Company is also revising previously issued year-end cash guidance upward to $8.0 million, including restricted cash.
Corporate Governance: ZixCorp announced, in accordance with Nasdaq Marketplace Rule 4350, that the Company recently awarded 25,120 stock options to 7 newly hired employees for a variety of non-executive positions throughout the Company. Exercise prices ranged from $1.50 to $2.04 per share, with a weighted average price of $1.66. Approximately one-third of the options vest on the first anniversary of the grant, with the balance vesting on a pro rata basis over the next eight quarters.
First Quarter Conference Call Information
The Company will hold a conference call to discuss this information today at 5:00 p.m. ET. A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-597-5396 or toll-free 866-356-4441 and entering access code 38631864. An audio replay of the conference will be available until May 15, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 81937721, and after that date via Webcast on the Company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
###
ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statement, “While some of these collections came from payments originally projected for Q2, which will lead to an increase in net cash consumption for the second quarter, our overall cash utilization for the first half of this year will be well ahead of previously issued guidance,” and the statements under the caption “Outlook” are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and substantial utilization of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the Company’s public filings with the SEC.

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$10,786,000	$12,783,000
Restricted cash	—	—
Receivables, net	762,000	746,000
Prepaid and other current assets	1,720,000	2,178,000

Total current assets	13,268,000	15,707,000
Restricted cash	1,700,000	35,000
Property and equipment, net	2,168,000	2,404,000
Goodwill, intangible and other assets	2,214,000	2,404,000

Total assets	$19,350,000	$20,366,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,131,000	$3,300,000
Deferred revenue	9,498,000	8,388,000
Customer deposits	5,000	2,000,000
Promissory note payable	180,000	2,661,000
Short-term note payable	—	255,000

Total current liabilities	12,814,000	16,604,000
Long-term liabilities:
Deferred revenue	3,517,000	2,496,000
Promissory note payable	1,477,000	—
Deferred rent	335,000	339,000

Total long-term liabilities	5,329,000	2,835,000

Total liabilities	18,143,000	19,439,000
Total stockholders’ equity	1,207,000	927,000

Total liabilities and stockholders’ equity	$19,350,000	$20,366,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$5,387,000	$3,895,000
Cost of revenues	2,853,000	3,375,000

Gross margin	2,534,000	520,000
Operating expenses:
Research and development expenses	1,299,000	1,595,000
Selling, general and administrative expenses	4,800,000	6,592,000
Customer deposit forfeiture	(2,000,000)	(1,000,000)

Total operating expenses	4,099,000	7,187,000

Operating loss	(1,565,000)	(6,667,000)
Other (expense) income:
Investment and other income	155,000	217,000
Interest expense	(50,000)	(418,000)
Loss on extinguishment of debt	(178,000)	—

Total other (expense) income	(73,000)	(201,000)

Loss before income taxes	(1,638,000)	(6,868,000)
Income taxes	(3,000)	(6,000)

Net loss	$(1,641,000)	$(6,874,000)

Basic and diluted loss per common share	$(0.03)	$(0.14)

Basic and diluted weighted average common shares outstanding	59,879,950	49,654,338

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating activities:
Net loss	$(1,641,000)	$(6,874,000)
Non-cash items in net loss	(816,000)	1,043,000
Changes in operating assets and liabilities	2,447,000	285,000

Net cash used by operating activities	(10,000)	(5,546,000)
Investing activities:
Purchases of property and equipment	(247,000)	(398,000)
Restricted cash investments, net	(1,665,000)	—

Net cash used by investing activities	(1,912,000)	(398,000)
Financing activities:
Payment of short-term notes payable, capital leases and other	(75,000)	(138,000)

Net cash used by financing activities	(75,000)	(138,000)

Decrease in cash and cash equivalents	(1,997,000)	(6,082,000)
Cash and cash equivalents, beginning of period	12,783,000	20,240,000

Cash and cash equivalents, end of period	$10,786,000	$14,158,000